MPM HOLDINGS INC.
2017 INCENTIVE COMPENSATION PLAN (the “Plan”)

Purpose of the Plan

The Plan is sponsored by MPM Holdings Inc. (“Parent” or “MPM Holdings”) to reward employees of Momentive Performance Materials Inc. and its subsidiaries (collectively “MPM”) for delivering increased value by profitably growing the business, controlling costs, and achieving other annual goals and objectives.

Plan Year

January 1, 2017 - December 31, 2017

Eligibility for Participation

Participation is based on each employee’s scope of responsibility and contribution within the organization and consists of individuals employed by or performing services to Parent’s subsidiaries who are recommended by senior management of the Parent. Each participant is assigned to one of the following corporate, business unit, segment, or other plan assignments: the MPM Holdings, Elastomers, Coatings, Sealants, Electronic Materials, Basics, Silanes, Urethane Additives, Specialty Fluids, Silicones, Quartz & Ceramics, or Shared Services Plan level. Employees who participate in the Shared Services plan level are those who provide services to both MPM Holdings and Hexion Holdings LLC (“Hexion”).

Plan Performance Measures

The Plan targets are based on three performance criteria: EBITDA, Working Capital Components and Environmental, Health and Safety (EH&S).

EBITDA
Refers to MPM Holdings disclosed “Segment EBITDA” and is earnings before interest, taxes, depreciation and amortization, adjusted to exclude certain non-cash and certain other income and expense items as disclosed in MPM Holdings’ annual public filings. EBITDA for business unit, segment, or other plan assignments refers to EBITDA, which is attributable to such assignment, calculated on a consistent basis with MPM Holdings’ EBITDA. Generation of EBITDA is a critical measure used by management, investors and other stakeholders to evaluate MPM's performance. As a result, the participants should be focused and incentivized to manage the business to achieve EBITDA targets.

Employees participating at the MPM Holdings, Elastomers, Coatings, Sealants and Electronic Materials, Basics, Silanes, Urethane Additives, Specialty Fluids, and Quartz & Ceramics Plan levels have 70 percent of their incentive target based upon the achievement of EBITDA targets.

Working Capital Components
Refers to the sum of Days Sales Outstanding (DSO) and Days Inventory Outstanding (DIO) which will be measured against targets set for MPM Holdings as computed by the Parent on a consistent basis for MPM and for the relevant business unit, segment, or other plan assignment.
DIO is computed based on a rolling six-month average inventory balance divided by the sum of the corresponding six-months cost of goods sold, divided by the number of days in the corresponding six-month period. DSO is computed based on a rolling six-month average accounts receivables balance is divided by the sum of the corresponding six-months of sales, divided by the number of days in the corresponding six-month period.
Further, the Quartz & Ceramics segment and each business unit under Silicones will also have a DIO and DSO threshold target based upon their respective 2017 annual plan. Any payment calculations on the working capital component will be based on the achievement earned for MPM Holdings targets; however Quartz & Ceramics and each individual business units under Silicones will not earn any incentive under the working capital component unless its applicable Quartz & Ceramics segment or business unit DIO target has been reached or exceeded.

If any individual Silcones business unit or the Quartz & Ceramics segment does not meet its DIO target, even if it met its individual DIO target, and the overall DIO target has been achieved, then the working capital component of the segment’s or business unit’s respective plan level will be applied as a discretionary reserve to be allocated to Plan participants per the joint discretion of the CEO, CFO, and SVP of HR. For clarity, satisfaction of the DIO target applicable to MPM Holdings and Silicones as-a-whole plan levels is not a condition to earning the working capital component for participants in those assignments provided that the combined DIO/DSO plan assignment target is achieved or exceeded.

EH&S
Measures environmental, health and safety results based on four metrics:

1.	Occupational Injury and Illness Rate (“OIIR”)

2.	Environmental Incidents

3.	Fires

4.	The number of recommendations provided to MPM by FM Global (a property insurer of MPM) completed during the Plan Year

Each metric will be measured for the Parent. Employees participating have ten percent (10%) based upon the achievement of EH&S goals with each equally weighted at two and half percent (2.5%). In the rare event of an employee work-related fatality, the EH&S metric will be ineligible for payout.

Target Incentive

Each eligible participant will have a target incentive opportunity expressed as a percent of his or her base salary. Targets and plan assignment levels are determined by the participant’s country/region of employment, and the scope of his or her role and contributions within the organization.

Plan Structure

The following tables depict the structure described above.

Plan Level	Segment EBITDA	Working Capital Components	EH&S
Business Unit	20% MPM Holdings 50% Business Unit	20% MPM Holdings	10% MPM Holdings
Silicones	20% MPM Holdings 50% Silicones	20% MPM Holdings	10% MPM Holdings
Quartz & Ceramics	20% MPM Holdings 50% Quartz & Ceramics	20% MPM Holdings	10% MPM Holdings
MPM Holdings	70% MPM Holdings	20% MPM Holdings	10% MPM Holdings
Shared Services	50% MPM Holdings 50% Hexion Corporate

Calculation of Incentive Payments

Payment based on the EBITDA, Working Capital Components and EH&S measures will be reviewed by the Compensation Committee and range from a minimum (upon achievement of threshold metrics) of 30% of their respective category of incentive opportunities to a maximum of 175% or 200%, based on the extent of applicable performance measure achievement and the participant’s position in the organization.

Calculation of EBITDA performance between the minimum and target and between target and maximum performance levels will be linear, rounded to the nearest 1/10th of one percent. There is no additional payment made for performance above the maximum level of performance for any performance measure.

Each of the performance targets is measured independently such that a payout for achieving one is not dependent upon the achievement of the others.

Basis for Award Payouts

Financial Results
Other than EH&S results, incentive payments will be based on audited and approved financial results. Plan payouts are subject to approval of the Compensation Committee. In addition, any Plan payouts require the prior approval of the Chair of the Audit Committee and the Board if they are to be made before audited financial results have been formally approved and publicly announced.

Limitations
All incentive payments must be self-funded from funds generated at each calculation level (i.e. the performance targets are calculated net of the incentive plan payout accruals). The Board may at any time elect to modify the calculation of the annual targets and the amount and timing of payouts based on acquisitions, divestitures or other unusual, non-recurring events or transactions that occur during the calendar year. MPM Holdings has the right to amend or terminate this Plan at any time. Nothing contained in the Plan shall alter the at-will nature of employment for any plan participant nor shall it give any employee the right to continue in the employment of the MPM or affect the right of the MPM to discharge an employee.

Employment Requirement
In order to be eligible to participate in the Plan, an employee must meet the following criteria:

1.	Employed in an incentive-eligible position for at least three consecutive full months during the Plan Year.

2.	Must be actively employed by MPM on the final day of the Plan Year

3.
Must be actively employed on the incentive payment date in order to receive an incentive payment. Plan participants are also eligible to receive an incentive payment if they are employed on the final day of the Plan Year, but prior to the incentive payment date their employment is terminated:

i.	Involuntarily without cause;

ii.	Due to disability or the participant’s death; or

iii.	Due to retirement after having reached age 60 and completed at least ten years of service prior to retirement.

Plan Assignment Levels
Any change in a participant’s plan assignment level that is not related to a job transfer, must be approved by an appropriate business or functional Vice President.

Payments
Incentive payments are subject to applicable taxes, garnishment, wage orders and other withholdings. Any payments with respect to this plan will be net of amounts earned by participant under any local statutory or bargained incentive plans.

Proration of Payments
Proration of payments will be made on a whole-month basis. Employee changes on or before the 15th of any month will be applied starting on the 1st of that month. Employee changes after the 15th of any month will be applied starting on the 1st of the following month. A participant's incentive payment will be prorated for any of the following conditions:

a.
New Hires: Awards to participants who commenced employment during the Plan Year will be prorated. Employment must commence on or before October 1, 2016 to be eligible to participate in the Plan. Rehires will be treated as new hires.

b.	Salary: Awards will be calculated on the participant's base salary as of October 1, 2017. Awards to participants whose base rate of pay changes after October 1, 2016 will be prorated.

c.
Job Changes or Transfers: Awards to participants changing jobs or transferring between businesses or regions which result in a change to a different ICP target or incentive plan assignment during the Plan Year will be prorated.

d.
Leaves of Absence: For approved leaves of absence that exceed 12 cumulative weeks, the amount of time not worked beyond the 12 weeks will be excluded from the Plan Year and the employee will receive a prorated incentive.

The Plan is maintained at the sole discretion of the Parent. Parent retains the right to amend or adapt the design and rules of the Plan at any time. Local laws will prevail where necessary.

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